CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 2-86602, 33-15775, 33-37567, 33-45482-99, 333-01465, 333-63442, 333-71384,
333-81063 and 333-111364 of CBRL Group, Inc. on Form S-8 and Registration Statement Nos. 33-59582, 333-90996-02 and 333-90996-13 on Form S-3 of our report relating to the financial statements of CBRL Group, Inc. dated September 23, 2004 (March 30, 2005, as to the effects of Note 2), which expresses an unqualified opinion and includes an explanatory paragraph relating to a restatement as discussed in Note 2, appearing in and incorporated by reference in this amended Annual Report on Form 10-K/A of CBRL Group, Inc. for the year ended July 30, 2004.

/s/ DELOITTE & TOUCHE LLP

Nashville, Tennessee
March 30, 2005